CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Barbara
	Senior Vice President and	Media Contact: Samantha Cohen
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS SALES FOR THE NOVEMBER/DECEMBER PERIOD

New York, NY, January 10, 2008 — Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, announced today that sales for the two-month period including November and December increased 26.9% to $349.1 million compared to $275.0 million in the comparable period of 2006. The sales results are on a continuing operations basis, which excludes sales from discontinued Macy’s, Belk’s and Parisian stores. Specialty jewelry stores consisting of Carlyle, Congress, and Bailey Banks & Biddle, which was acquired in November 2007, contributed sales of $130.4 million for the two-month period, as compared to $43.7 million for the same period last year. Comparable store sales (stores open for the same months during the comparable period) for the two-month period decreased 5.9% on a continuing operations basis.

On a continuing operations basis, sales for the 11-month period ended January 5, 2008 increased 13.7% to $801.9 million compared to $705.1 million for the comparable period of the prior year. Specialty jewelry stores contributed sales of $208.3 million for the 11-month period, as compared to $100.2 million in 2006. Comparable store sales for the 11-month period decreased 1.0% on a continuing operations basis. Including discontinued stores, comparable store sales for the 11-month period decreased 0.6%.

Company Outlook

As a result of lower sales than previously projected, the Company now estimates net income per diluted share on a continuing operations basis for the fourth quarter will be between $1.50 and $1.60. The Company’s previous earnings estimate was $2.15 to $2.30 for the fourth quarter, based on a comparable stores sales increase in the range of 1.5% to 2.5%. This outlook compares to diluted earnings per share on a continuing operations basis of $1.30 in the fourth quarter of 2006.

In addition, the Company now estimates for full year fiscal 2007 a net loss per share on a continuing operations basis in the range of $0.90 to $1.00, EBITDA in the range of $31 million to $33 million, and total sales in the range of $835 million to $845 million, excluding the discontinued Parisian store group.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc. commented, “We are disappointed with our results for the holiday period, which were negatively impacted by weak consumer confidence and a difficult retail environment. Despite these challenges, we continue to conservatively manage our expense structure and our inventory. Having completed our recent financing of our revolving credit facility, we are highly focused on integrating the recently acquired Bailey Banks & Biddle business, which we expect will be a significant contributor to our profitability in the future.”

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States and achieved sales of $761.8 million in fiscal 2006. The number of locations at the end of December 2007 totaled 798, including 70 Bailey Banks & Biddle, 33 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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